UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAVIUM, INC.

(Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CAVIUM, INC.

2315 N. FIRST STREET

SAN JOSE, CA 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 20, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cavium, Inc., a Delaware corporation. The meeting will be held on June 20, 2017, at 10 a.m. local time at 2315 N. First Street, San Jose, CA 95131 for the following purposes:

1.	To elect one nominee for director named herein to hold office until the 2020 Annual Meeting of Stockholders.

2.	To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2017.

3.	To approve, on an advisory basis, the compensation of Cavium’s named executive officers, as disclosed in this proxy statement.

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Cavium’s named executive officers.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 24, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Vincent P. Pangrazio

VINCENT P. PANGRAZIO

Secretary

San Jose, California

April 27, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Board of Directors recommends that you vote “FOR” all of the proposals identified above.

CAVIUM, INC.

2315 N. First Street

San Jose, CA 95131

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Our Board of Directors is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 28, 2017 to all stockholders of record entitled to vote at the annual meeting.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice because our Board of Directors is soliciting your vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 8, 2017. In addition, if you wish, we will send you paper copies of our proxy materials, including a proxy card. Instructions on how to request paper copies of the proxy materials can be found in the Notice.

How do I attend the annual meeting?

The meeting will be held on June 20, 2017 at 10:00 AM Pacific Time at 2315 N. First Street, San Jose, CA 95131. Directions to the annual meeting, which is located at our corporate headquarters, may be found at www.cavium.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 24, 2017 will be entitled to vote at the annual meeting. On this record date, there were 67,881,144 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 24, 2017, your shares were registered directly in your name with Cavium’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 24, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the directors named as nominees in this proxy statement;

•	Ratification of the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2017;

•	Advisory approval of the compensation of Cavium’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of Cavium’s named executive officers.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for one or more of the nominees. For proposal 4, the advisory vote on frequency of stockholder advisory votes on the compensation of Cavium’s named executive officers, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 19, 2017 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time June 19, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cavium. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide telephone and internet proxy voting to allow you to vote your shares telephonically or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 24, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), approval of equity incentive plans, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3 or 4 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee for director, “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of Cavium for its fiscal year ending December 31, 2017, “For” the advisory approval of executive compensation, and for one year as the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting.

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cavium’s Secretary at 2315 N. First Street, San Jose, California, 95131.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2018, to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131 between February 20, 2018 and March 22, 2018, unless the date of our 2018 annual meeting of stockholders is before May 21, 2018 or after July 20, 2018, in which case the proposals shall be submitted no earlier than 120 days prior to the 2017 annual meeting of stockholders and no later than the later of (i) 90 days before the 2018 annual meeting of stockholders or (ii) ten days after notice of the date of the 2018 annual meeting of stockholders is publicly given. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the directors, “For” and “Withhold” votes and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for proposals 2, 3 and 4, and will have the same effect as “Against” votes for proposals 2 and 3. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

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For the election of the directors, Proposal 1, the nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 3, the advisory approval of the compensation of Cavium’s named executive officers, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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For the advisory vote on the frequency of stockholder advisory votes on executive compensation, Proposal 4, the frequency receiving the affirmative vote of the greatest number of votes present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 67,881,144 shares outstanding and entitled to vote. As a result, stockholders holding at least 33,940,572 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone or over the internet or in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Cavium’s Board of Directors is divided into three classes. Two of the classes consist of two directors and one class consists of three directors. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board of Directors determines that the vacancies shall be filled by the stockholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors currently has seven members. There are two directors, Dr. Edward H. Frank and C.N. Reddy, in the class for which the term of office expires in 2017. Effective upon the commencement of the 2017 Annual Meeting, Mr. Reddy, who has served on the Cavium Board of Directors since 2001, will cease to be a director of Cavium. The Board of Directors is currently actively looking for additional members. Dr. Frank is a current director of Cavium who was recommended for reelection to the Board of Directors by the Nominating and Corporate Governance Committee. Dr. Frank was appointed to the Board of Directors in July 2016. If elected at the annual meeting, Dr. Frank would serve until the 2020 annual meeting and until a successor has been duly elected and qualified, or, if sooner, until death, resignation or removal. It is Cavium’s policy to encourage directors and nominees for director to attend the Annual Meeting. Four of Cavium’s directors attended the 2016 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Frank. If Dr. Frank becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for Dr. Frank will instead be voted for the election of a substitute nominee(s) proposed by Cavium. Dr. Frank has agreed to serve if elected. Cavium’s management has no reason to believe that Dr. Frank will be unable to serve.

Proposal 1 is an uncontested election. In addition to the voting requirements under Delaware law described above, our Corporate Governance Policies provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, submit to our Nominating and Corporate Governance Committee his or her offer of resignation for consideration. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to the offer of resignation. Our Board of Directors, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept the director’s resignation. Cavium will publicly disclose the decision reached by our Board of Directors and the reasons for such decision.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct Cavium’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting directors who complement and strengthen the skills of other directors and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, and a discussion of the specific experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board of Directors, as of the date of this proxy statement. However, each of the members of the Nominating and Corporate Governance

Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Edward H. Frank

Edward H. Frank, Ph.D., age 61, has served as a director since July 2016. Dr. Frank co-founded Cloud Parity Inc., a voice-of-the-customer startup in the San Francisco Bay Area, in late 2013 and served as its Chief Executive Officer until September 2016. From 2009 through 2013, Dr. Frank was Vice President of Macintosh Hardware Systems Engineering at Apple, Inc. Before joining Apple, Dr. Frank was Corporate Vice President of Research and Development at Broadcom Corporation. Prior to joining Broadcom, Dr. Frank was the founding Chief Executive Officer of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999. Dr. Frank serves on the board of directors of Analog Devices, Inc., eASIC Corporation, and Quantenna Communications, Inc., and is an advisor to several Bay Area venture capital firms and startups. Dr. Frank served as a director of Fusion-IO, Inc. from 2013 until July 2014 when it was acquired by SanDisk Corporation. Dr. Frank holds a B.S.E.E. and M.S.E.E. from Stanford University and a Ph.D. in Computer Science from Carnegie Mellon University. The Nominating and Corporate Governance Committee believes that Dr. Frank’s experience in the semiconductor industry brings necessary industry experience to the Board of Directors. In addition, Dr. Frank’s extensive experience in executive positions has provided him with leadership skills and experience that are valuable to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Sanjay Mehrotra

Sanjay Mehrotra, age 57, has served as a director since July 2009. He co-founded SanDisk Corporation in 1988 and served as its President and Chief Executive Officer from January 2011 until the acquisition of SanDisk by Western Digital in May 2016. He previously served as its President and Chief Operating Officer, Executive Vice President and Vice President of Engineering at SanDisk. Mr. Mehrotra has more than 35 years of experience in the non-volatile semiconductor memory industry, including engineering and engineering management positions at SanDisk, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra serves on the board of directors of GlobalFoundries U.S. Inc. He previously served on the board of directors of SanDisk Corporation until May 2016 and served on the board of directors of Western Digital Corporation from May 2016 to February 2017. Mr. Mehrotra earned B.S. and M.S. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. The Nominating and Corporate Governance Committee believes that Mr. Mehrotra’s experience in the semiconductor business, as the co-founder and Chief Executive Officer of SanDisk, where he was involved in growing that company’s business from formation to its current size, as well as his experience in other engineering management positions, has provided him with leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, which are valuable to Cavium and the Board of Directors.

Madhav V. Rajan

Madhav V. Rajan, age 52, has served as a director since March 2013. Mr. Rajan is the Robert K. Jaedicke Professor of Accounting at the Stanford Graduate School of Business and Professor of Law (by courtesy) at Stanford Law School. From 2010 to 2016, he was Senior Associate Dean for Academic Affairs and head of the

MBA program at the Stanford Graduate School of Business. Mr. Rajan serves on the board of directors of iShares, Inc. and the Investment Advisory Board of C.M. Capital Corporation. Mr. Rajan received his undergraduate degree in Commerce from the University of Madras, India, and his MS and Ph.D. in Accounting from the Graduate School of Industrial Administration at Carnegie Mellon University. The Nominating and Corporate Governance Committee believes that Mr. Rajan’s extensive experience in finance position him to contribute financial expertise to the Board of Directors and the Audit Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Syed B. Ali

Syed B. Ali, age 58, is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since the inception of Cavium in 2000. From 1998 to 2000, Mr. Ali was Vice President of Marketing and Sales at Malleable Technologies, a communication chip company of which he was a founding management team member. Malleable Technologies was acquired by PMC-Sierra, Inc., a communication integrated circuit company, in 2000. From 1994 to 1998, Mr. Ali was an Executive Director at Samsung Electronics Co., Ltd. Prior to that, he had various positions at Wafer Scale Integration, a division of SGS-Thomson, Tandem Computers, Inc., and American Microsystems, Ltd. He received a BE (Electrical Engineering) from Osmania University, in Hyderabad, India and an MSE from the University of Michigan. The Nominating and Corporate Governance Committee believes that Mr. Ali’s extensive experience in numerous senior managerial positions in the semiconductor industry, as well as his experience as a founder of Cavium and his long tenure as President and Chief Executive Officer of Cavium, brings necessary industry experience, historic Cavium knowledge and experience as well as continuity to the Board of Directors. In addition, the Nominating and Corporate Governance Committee believes that having Mr. Ali serve on the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose to execute Cavium’s strategic initiatives and business plans, and that Mr. Ali, as Chief Executive Officer and Chairman of the Board of Directors, is able to act as a bridge between management and the Board of Directors, facilitating the regular flow of information.

Anthony S. Thornley

Anthony S. Thornley, age 70, has served as a director since September 2006 and has served as our lead independent director since June 2012. From June 2011 to March 2012 he served as Interim President and Chief Executive Officer of Callaway Golf Company, a golf equipment company. From February 2002 to June 2005 he served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial and Operating Officer of Qualcomm and from March 1994 to February 2002 as Chief Financial Officer of Qualcomm. Prior to joining Qualcomm, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf Company, Proximetry, Inc., a network software company, and Gorgon Media Inc., a specialized investment company. Mr. Thornley was previously a director of Peregrine Semiconductor Corporation, a radio frequency semiconductor company. Mr. Thornley received his BSc degree in Chemistry from the University of Manchester, England. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as a chief financial officer, chief operating officer and director, as well as his experience in the semiconductor industry, position him to contribute financial, operational and industry expertise to the Board of Directors. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as chief financial officer of a public reporting company and service on the audit committee of public reporting companies, and experience as a director for other private and public companies is especially valuable in his positions as lead independent director and the chairperson of Cavium’s Audit Committee.

Brad W. Buss

Brad W. Buss, age 53, has served as a director since July 2016. Mr. Buss was the Chief Financial Officer of SolarCity Corporation from 2014 until he retired in February 2016. Mr. Buss served as the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation from 2005 to June 2014. Mr. Buss also held prior financial leadership roles with Altera Corporation, Cisco Systems, Inc., Veba Electronics LLC and Wyle Electronics, Inc. Mr. Buss serves on the board of directors for Tesla Motors Inc. and Advance Auto Parts, Inc. Mr. Buss served on the board of directors of CaféPress, Inc. from 2007 until July 2016. Mr. Buss holds a B.A. in economics from McMaster University and an Honors Business Administration degree, majoring in finance and accounting, from the University of Windsor. The Nominating and Corporate Governance Committee believes that Mr. Buss’s experience as chief financial officer of public reporting companies as well as his experience in the semiconductor industry position him to contribute expertise to the Board of Directors. The Nominating and Corporate Governance Committee believes that in addition to Mr. Buss’s extensive chief financial officer experience, his service as a director of public reporting companies, including as a member of the audit committee of a public reporting company, is valuable in his position as a member of Cavium’s Audit Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Cavium’s Board of Directors consults with Cavium’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Cavium, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following current six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Frank and Messrs. Buss, Mehrotra, Rajan, Reddy, and Thornley. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Cavium. Mr. Ali, Cavium’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Cavium.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Cavium’s Board of Directors is currently chaired by the President and Chief Executive Officer of Cavium, Mr. Ali. Cavium believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board of Directors and management act with a common purpose. In Cavium’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken Cavium’s ability to develop and implement strategy. Instead, Cavium believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute Cavium’s strategic initiatives and business plans. In addition, Cavium believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. Cavium also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of Cavium (as is the case with Cavium’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

Our Corporate Governance Policies provide for the appointment of a Lead Independent Director in the event that the position of Chairman is not held by an independent director. In March 2012, the Board of Directors appointed Mr. Thornley as lead independent director effective at the 2012 Annual Meeting of Stockholders with authority and responsibility to: (i) in conjunction with the Chief Executive Officer, establish meeting agendas; (ii) preside over meetings of the independent directors; (iii) preside over any portions of meetings of the full Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (iv) preside over any portions of meetings of the full Board of Directors at which the performance of the Board of Directors is presented or discussed; and (v) coordinate the activities of the other independent directors. Cavium believes that having a lead independent director separate from its Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of Cavium. In addition, Cavium believes that having a lead independent director promotes an objective evaluation and oversight of management’s performance, increasing management accountability, resulting in enhanced effectiveness of the Board of Directors as a whole.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of Cavium’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Cavium. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

During 2016, the Board of Directors met ten times. Each Board member attended more than 75% of the meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2016 for each of the committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Syed B. Ali
Brad Buss	X	*	X	*
Edward H. Frank			X	*	X	*
Sanjay Mehrotra			X		X	(Chair)*
Madhav V. Rajan	X		X	(Chair)	X	*
C.N. Reddy(1)	X	*	X	*	X
Anthony S. Thornley	X	(Chair)			X	(Chair)*
Total meetings in fiscal 2016	5		10		3

*	In July 2016 Mr. Buss and Dr. Frank were appointed to the Board of Directors. At this time Mr. Buss replaced Mr. Reddy on the Audit Committee, Dr. Frank replaced Mr. Rajan on the Nominating and Corporate Governance Committee, Mr. Mehrotra was appointed the chair of the Nominating and Corporate Governance Committee, and Dr. Frank and Mr. Buss replaced Mr. Reddy on the Compensation Committee.

Mr. Reddy will cease to be a member of our Board of Directors and the Nominating Committee upon commencement of the 2017 Annual Meeting.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Cavium.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee Cavium’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of Cavium’s independent registered public accounting firm, or independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Cavium’s audit engagement team as required by law; reviews and approves or rejects transactions between Cavium and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Cavium regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Cavium’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing Cavium’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. Buss, Rajan, and Thornley. The Audit Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.cavium.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of Cavium’s Audit Committee are independent (as independence is currently defined in the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has also determined that each of Messrs. Thornley and Buss qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Messrs. Thornley’s and Buss’ level of knowledge and experience based on a number of factors, including formal education and experiences as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of Cavium. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Cavium’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cavium under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Anthony S. Thornley (Chair)

Brad Buss

Madhav V. Rajan

Compensation Committee

The Compensation Committee is currently composed of four directors: Dr. Frank and Messrs. Buss, Mehrotra, and Rajan. All members of Cavium’s Compensation Committee are independent (as independence is currently defined in NASDAQ listing standards). The Compensation Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.cavium.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee Cavium’s compensation strategy, policies, plans and programs, including:

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of Cavium’s Chief Executive Officer and other executive officers and senior management; and

•	administration of Cavium’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Each year, the Compensation Committee reviews with management Cavium’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The Compensation Committee meets regularly in executive session, or as a part of the regular meetings of our Board of Directors. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy and new market trends, plans or approaches to compensation in Cavium’s industry and the broader market environment.

Our Chief Executive Officer, Chief Financial Officer and legal department work together to design and develop compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee. At the beginning of each year our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer was present or voted in the final determinations regarding the structure or amount of any component of his compensation package.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Cavium, as well as authority to obtain, at the expense of Cavium, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Additionally, under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

The Compensation Committee continued to use Compensia, Inc., a national compensation consulting firm, to serve as its independent advisor for fiscal 2016. The Compensation Committee originally retained Compensia in 2008. Compensia advises the Compensation Committee with respect to trends in executive and Board compensation, compensation peer group selection, analysis of survey data, the determination and design of compensation plans and arrangements, the assessment of competitive executive and Board pay levels and mix, setting compensation levels and reviewing proxy disclosures such as the Compensation Disclosure and Analysis section. As part of its engagement, Compensia conducted executive compensation assessments to be used in connection with fiscal 2016 compensation actions. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia did not provide any other services to us and received no compensation other than with respect to the services described above.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2016 was an officer or employee of Cavium. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Madhav V. Rajan (Chair)

Brad Buss

Edward H. Frank

Sanjay Mehrotra

[2]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of Cavium under the Securities Act or the Exchange Act, other than Cavium’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Cavium (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, considering nominations and proposals submitted by Cavium’s stockholders, assessing the performance and independence of the Board of Directors, and maintaining a set of corporate governance principles for Cavium.

The Nominating and Corporate Governance Committee is currently composed of four directors: Dr. Frank and Messrs. Mehrotra, Thornley and, until the commencement of the 2017 Annual Meeting, Mr. Reddy. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NASDAQ listing standards). The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.cavium.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, extensive business and industry experience, comprehension of public company responsibilities, as well as high personal integrity and ethical standards. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Cavium, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Cavium’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Cavium and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee’s policy is to consider diversity, age, skills, and other factors it deems appropriate given the current needs of the Board of Directors and Cavium, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not assign specific weights to particular factors and no particular factor is necessarily applicable to all prospective nominees. As part of the Board of Directors’ periodic self-assessment process, the Board of Directors considers whether it would be desirable for particular characteristics, experiences and skills to be represented on the Board of Directors to a greater degree. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Cavium during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

When considering diversity, the Board of Directors and Nominating and Corporate Governance Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Nominating and Corporate Governance Committee believe that by having a Board of Directors diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide Cavium and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Nominating and Corporate Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than to consider diversity when assessing nominees.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2315 N. First Street, San Jose, California 95131, at least 120 days prior to the anniversary date of the mailing of Cavium’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Cavium’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Cavium’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director may send a written communication addressed as follows: Cavium Board Communication, 2315 N. First Street, San Jose, California 95131. Each communication sent must state the number of shares owned by the stockholder making the communication. Each communication will be reviewed by the General Counsel of Cavium who will forward the communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the General Counsel will discard the communication.

CODE OF CONDUCT

Cavium has adopted the Cavium, Inc. Code of Conduct which applies to all employees, directors and consultants. The Code of Conduct is available on Cavium’s website at http://investor.cavium.com. If Cavium makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, Cavium will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE POLICIES OF THE BOARD OF DIRECTORS

The Board of Directors has adopted a set of Corporate Governance Policies, which address important governance policies that assist the Board of Directors in following corporate practices that serve the best interests of the Company and its stockholders. Among other matters, the Corporate Governance Policies cover board composition, board membership criteria, board leadership, board meetings, board committees, board member responsibilities and stock ownership guidelines. The Corporate Governance Policies may be viewed at http://investor.cavium.com. The Company will also provide copies of the Corporate Governance Policies free of charge to any stockholder who sends a written request to the Company’s Secretary at 2315 N. First Street, San Jose, CA 95131.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Cavium’s independent registered public accounting firm, or independent auditors, for the fiscal year ending December 31, 2017, and the Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited Cavium’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Cavium’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Cavium’s independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Cavium and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2016 financial statements, Cavium entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for Cavium.

The following table represents aggregate fees billed to Cavium for the fiscal years ended December 31, 2015 and 2016, respectively, by PricewaterhouseCoopers LLP, Cavium’s principal accountant.

	Fiscal Year Ended December 31,
	2015 ($)	2016 ($)
	(In thousands)
Audit Fees(1)	1,758	2,575
Audit-related Fees(2)	40	593
Tax Fees(3)	—	54
All Other Fees(4)	—	40

Total Fees	1,798	3,262

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, other services normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings, and for the audit of the effectiveness of our internal control over financial reporting. The significant increase in audit fees between fiscal year 2015 and fiscal year 2016 was primarily due to our acquisition of QLogic Corporation.
(2)	Audit-related Fees consist of fees for audit services related to acquisitions and audit services related to one of Cavium’s subsidiaries. The significant increase in audit-related fees between fiscal year 2015 and fiscal year 2016 was primarily due to our acquisition of QLogic Corporation.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees for professional services other than the services reported above, including permissible consulting services.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Cavium’s independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Cavium’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of Cavium’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that Cavium solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, Cavium is asking the stockholders to approve, on an advisory basis, the compensation of Cavium’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of Cavium’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of Cavium’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, Cavium believes that its compensation policies and decisions are focused on tying a substantial portion of the executive officers’ overall compensation to Cavium’s financial performance and common stock price through the issuance of equity as a significant component of compensation. Compensation of Cavium’s named executive officers is designed to enable Cavium to attract and retain talented and experienced executives, to align executive officers’ incentives with stockholder value creation, to be affordable within the context of Cavium’s operating expense model, to be fairly and equitably administered and to reflect Cavium’s values.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of Cavium’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Cavium’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or Cavium. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management, the Compensation Committee and the Board of Directors and, accordingly, the Compensation Committee and the Board of Directors intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of Cavium’s named executive officers, the next scheduled say-on-pay vote will be at the 2018 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED

EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable Cavium’s stockholders to indicate their preference regarding how frequently Cavium should solicit a non-binding advisory vote on the compensation of Cavium’s named executive officers as disclosed in Cavium’s proxy statements. Accordingly, Cavium is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

The Board believes that an annual advisory vote on the compensation of Cavium’s named executive officers is the best approach for Cavium. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on Cavium’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Cavium’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one year, two years or three years or abstaining from voting on the following resolution:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of Cavium’s named executive officers every one, two or three calendar years that receives the affirmative vote of the greatest number of votes present in person or represented by proxy and entitled to vote on this proposal at this annual meeting shall be considered the frequency preferred by the stockholders.”

The option of one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast in person or by proxy at this meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

The Board of Directors and the Compensation Committee value the opinions of the stockholders in this matter. However, because this vote is advisory and therefore not binding on the Board of Directors or Cavium, the Board of Directors may decide that it is in the best interests of the stockholders that Cavium hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cavium’s common stock as of April 10, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this proxy statement as our “named executive officers”); (iii) all executive officers and directors of Cavium as a group; and (iv) all those known by Cavium to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.(2)	4,238,987	6.24%
FMR LLC(3)	10,050,510	14.81
T. Rowe Price Associates, Inc.(4)	4,081,890	6.01
The Vanguard Group(5)	4,910,313	7.23
Wellington Management Group LLP(6)	4,155,316	6.12
Syed B. Ali(7)	2,265,636	3.32
M. Raghib Hussain(8)	314,829	*
Arthur D. Chadwick(9)	142,304	*
Anil K. Jain(10)	105,451	*
Vincent P. Pangrazio(11)	63,832	*
Brad Buss(12)	7,700	*
Edward H. Frank(13)	5,200	*
Sanjay Mehrotra(14)	108,708	*
Madhav V. Rajan(15)	57,208	*
C.N. Reddy(16)	79,114	*
Anthony Thornley(17)	50,208	*
All executive officers and directors as a group (11 persons)(18)	3,200,190	4.65%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC on or prior to February 14, 2017. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cavium believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 67,881,144 shares outstanding on April 10, 2017, adjusted as required by rules promulgated by the SEC. The information provided in the Schedules 13G report beneficial ownership as of December 31, 2016 and so change of beneficial ownership, if any, between that date and April 10, 2017 is not reflected in the table.
(2)	BlackRock, Inc. as the parent holding company or control person of a number of BlackRock entities has the sole power to vote 4,104,437 shares and the sole power to dispose of all of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)	FMR LLC has sole power to vote or direct the vote of 3,549,684 shares and the sole power to dispose of or to direct the disposition of all of these shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)	T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 779,587 shares and the sole power to dispose of or to direct the disposition of all of these shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	The Vanguard Group has sole power to vote or direct the vote of 122,709 shares and the sole power to dispose of or to direct the disposition of 4,783,361 shares. The Vanguard Group has shared power to vote or direct the vote of 7,824 shares and shared power to dispose of or direct the disposition of 126,952 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Wellington Management Group LLP has shared power to vote or direct the vote of 2,439,702 shares and the shared power to dispose of or to direct the disposition of all of these shares. The address for Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.
(7)	Includes 452,303 shares that Mr. Ali has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options.
(8)	Includes (a) 36,000 shares held through family trusts, and (b) 69,387 shares that Mr. Hussain has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options.
(9)	Includes 102,304 shares that Mr. Chadwick has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options.
(10)	Includes 37,108 shares that Mr. Jain has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options.
(11)	Includes 56,169 shares that Mr. Pangrazio has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards.
(12)	Includes 5,200 shares that Mr. Buss has a right to acquire within 60 days of April 10, 2017 pursuant to the vesting of restricted stock unit awards.
(13)	Includes 5,200 shares that Dr. Frank has a right to acquire within 60 days of April 10, 2017 pursuant to the vesting of restricted stock unit awards.
(14)	Includes 44,708 shares that Mr. Mehrotra has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards.
(15)	Includes 38,708 shares that Mr. Rajan has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards.
(16)	Includes (a) 19,199 shares held through a family trust, (b) 1,207 shares owned indirectly by Mr. Reddy through multiple partnerships, and (c) 44,708 shares that Mr. Reddy has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards. C.N. Reddy, who is one of our directors, is one of the general partners of Solar Venture Partners, LP, one of the general partners of Scenic Investments, L.P. and the general partner of Scenic Capital and may be deemed to share voting and investment power over the shares held by these partnerships. Mr. Reddy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.
(17)	Includes 44,708 shares that Mr. Thornley has a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards.
(18)	Includes an aggregate of 900,503 shares that our directors and executive officers have a right to acquire within 60 days of April 10, 2017 pursuant to outstanding options and the vesting of restricted stock unit awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cavium’s directors and executive officers, and persons who own more than ten percent of a registered class of Cavium’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cavium. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Cavium with copies of all Section 16(a) forms they file.

To Cavium’s knowledge, based solely on a review of the copies of the reports furnished to Cavium and written representations that no other reports were required, during the fiscal year ended December 31, 2016, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Cavium’s equity compensation plans in effect as of December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2001 Stock Incentive Plan(1)	8,500		$10.20	—
2007 Equity Incentive Plan(2)	3,370,527		$14.03	—
2016 Equity Incentive Plan(3)	174,492		—	3,418,573
QLogic 2005 Performance Incentive Plan(4)	1,759,789		$0.02	1,998,131
Equity compensation plans not approved by security holders	—		—	—

TOTAL:	5,313,308	(5)	$8.92	10,106,853

(1)	In February 2001, we adopted the 2001 Stock Incentive Plan, or 2001 Plan. A total of 10,258,479 shares of common stock are reserved for issuance under the 2001 Plan. As a result of our initial public offering and the adoption of the 2007 Equity Incentive Plan, Cavium no longer grants awards under the 2001 Plan; however, all outstanding options issued pursuant to the 2001 Plan continue to be governed by their existing terms.
(2)	In February 2007, we adopted the 2007 Equity Incentive Plan, or 2007 Plan, which became effective in May 2007 in connection with our initial public offering. A total of 5,000,000 shares of common stock were initially authorized for issuance under the 2007 Incentive Plan. As a result of our adoption of the 2016 Equity Incentive Plan, Cavium no longer grants awards under the 2007 Plan; however, all outstanding options and restricted stock unit awards issued pursuant to the 2007 Plan continue to be governed by their existing terms.
(3)	In June 2016, we adopted the 2016 Equity Incentive Plan, or 2016 Plan. A total of 3,600,000 shares of common stock were initially authorized for issuance under the 2016 Plan.
(4)	In August 2016, in connection with our acquisition of QLogic Corporation, we assumed the QLogic 2005 Performance Incentive Plan, or QLogic Plan. A total of 3,612,039 shares of common stock were authorized for issuance under the QLogic Plan at the time we assumed it.
(5)	Consists of 4,119,319 shares granted as restricted stock unit awards and options to purchase 1,193,989 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs and the factors considered in making those decisions for our “named executive officers,” who, for 2016, were:

•	Syed Ali, our President, Chief Executive Officer and Chairman of the Board;

•	M. Raghib Hussain, our Chief Operating Officer;

•	Arthur D. Chadwick, our Vice President of Finance and Administration and Chief Financial Officer;

•	Anil K. Jain, our Corporate Vice President, IC Engineering; and

•	Vincent P. Pangrazio, our Senior Vice President, General Counsel and Secretary

Executive Summary

2016 Corporate Performance Highlights

The highlights of our corporate performance for fiscal 2016 include:

•	achieved fiscal 2016 net revenue of $603 million, a 46% increase over fiscal 2015 net revenue;

•

in August 2016 acquired QLogic Corporation, a provider of connectivity products including adapters and ASICs that facilitate the rapid transfer of data and enable efficient resource sharing between servers, networks and storage; and

•

key product developments including the introduction of OCTEON TX™, a 64-bit ARM-based SOC for a broad spectrum of open, services-centric applications in enterprise and service provider infrastructure; and ThunderX2™, our second generation workload optimized ARM server SOC.

Our financial and operational success has translated into sustained stock price growth for the benefit of our stockholders.

For purposes of the graph above, “TSR” means total stockholder return and “CAGR” means compound annual growth rate.

2016 Compensation Program Highlights

The highlights of our compensation program for 2016 include:

•	no change to named executive officer base salaries;

•	long term equity incentive awards with a mix of options, restricted stock unit awards, or RSUs, and performance restricted stock unit awards, or PRSUs;

•	PRSUs as a percentage of total annual equity awards for our CEO exceeded 50% on a target grant date fair value basis;

•	use of a rigorous and objective performance metric for PRSUs of GAAP revenue growth for our named executive officers; and

•	use of a three year performance measure of our TSR relative to the Philadelphia Semiconductor Index for a PRSU for our CEO.

The graphics below illustrate the components of the total compensation of the Chief Executive Officer and average other named executive officers for 2016.

Key Features of Our Executive Compensation Program

WHAT WE DO

✓	We tie pay to performance by providing a significant amount of compensation that is at risk and aligned with stockholder interests.

✓	We provide modest executive fixed cash compensation and through 2016 had kept salaries flat since March 2013.

✓	We issue PRSUs to our named executive officers and PRSUs are a significant percentage of the total equity grant to our CEO.

✓	We used objective corporate and stock price-based performance criteria as the metrics for vesting of our PRSUs in 2016.

✓	We align pay and performance by selecting performance criteria that are intended to drive short-term growth and create long-term stockholder value.

✓	We have rigorous stock ownership guidelines for our executive officers and board of directors.

✓	We set maximum payout amounts for our PRSUs that are aligned with competitive market practices.

✓	Our Compensation Committee selects and retains an independent compensation consultant.

✓	Our Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.

✓	Our Compensation Committee is comprised solely of independent directors.

✓	We have “at-will” employment agreements with our named executive officers.

✓	We schedule and price equity grants to promote transparency and consistency.

WHAT WE DON’T DO

×	We do not provide excessive perquisites.

×	We do not allow hedging or pledging of Cavium stock.

×	We do not provide our named executive officers with guaranteed annual salary increases, bonuses or equity rights.

×	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse impact on Cavium.

×	We do not have a supplemental executive retirement plan that provides pension or other benefits to our named executive officers.

×	We do not have excise tax gross-ups for change-in-control severance benefits.

×	We do not have “single trigger” severance rights payable solely upon a change of control event.

×	We do not reprice underwater awards and do not provide discount stock options or stock appreciation rights.

Compensation Philosophy

The primary objectives of the Compensation Committee with respect to executive compensation are to attract, motivate and retain the best possible executive talent, to align executives’ incentives with stockholder value creation, to tie annual and long-term stock incentives to achievement of measurable corporate and individual performance, to be affordable within the context of our operating expense model, to be fairly and equitably administered, and to reflect our values. Our Compensation Committee designs our executive compensation program to be competitive with comparable public companies.

As we administer our compensation programs, we work to:

•	evolve and modify our programs to reflect the competitive environment, our changing business needs, and stockholder feedback;

•	focus on simplicity wherever possible; and

•	openly communicate the details of our programs with our employees and managers to ensure that our programs and their goals are understood.

Realizable Pay for 2016

Because our Compensation Committee aims to align executives’ incentives with stockholder value creation, the substantial majority of our named executive officers’ compensation is composed of equity awards, whose value is significantly impacted by both stock-based performance and Cavium financial performance. There is no assurance that the grant date fair values reported in the Summary Compensation Table for these equity awards will be reflective of their actual economic value or that comparable amounts will ever be realized by our named executive officers.

The chart below compares 2016 compensation paid to Syed Ali, our Chief Executive Officer, as reported in the Summary Compensation Table of this proxy statement to the value of the pay realizable by Mr. Ali as of fiscal year end 2016. For the chart below, 2016 realizable compensation represents: (1) total compensation, as determined under applicable SEC rules and reported in the Summary Compensation Table, minus (2) the aggregate grant date fair value of all equity awards (as reflected in the Stock Awards and Option Awards columns), plus (3) the actual intrinsic value of the equity awards granted to Mr. Ali in 2016 (for RSUs this reflects the number of shares multiplied by our closing stock price on December 30, 2016, for stock options this reflects the spread between our closing stock price on December 30, 2016 and the exercise price of such options multiplied by the number of shares, and for the revenue growth target PRSU this reflects the number of shares earned in 2016 that vested in January 2017 multiplied by our closing stock price on December 30, 2016). The value for realizable compensation for the relative TSR PRSU granted to Mr. Ali in 2016 was not yet earned in 2016 and therefore is not included in the chart below.

2016 CEO Total Compensation—Summary Compensation Table versus Realizable Total Compensation

Compensation Process

Compensation Committee. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy, regulatory developments and new market trends, plans or approaches to compensation in Cavium’s industry and the broader market environment.

Role of Executive Officers. The Compensation Committee meets regularly in executive session, or as a part of the regular meetings of our Board of Directors. Our Chief Executive Officer, Chief Financial Officer and legal department work together to design and develop compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.

At the beginning of each year our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer was present or voted in the final determinations regarding the structure or amount of any component of his compensation package.

Compensation Consultant. The Compensation Committee continued to use Compensia, Inc., a national compensation consulting firm, to serve as its independent advisor for fiscal 2016. Our Compensation Committee originally retained Compensia in 2008. Compensia advises the Compensation Committee with respect to trends in executive and Board compensation, compensation peer group selection, analysis of survey data, the determination and design of compensation plans and arrangements, the assessment of competitive executive and Board pay levels and mix, setting compensation levels and reviewing proxy disclosures such as the Compensation Discussion and Analysis section. As part of its engagement, Compensia conducted executive compensation assessments to be used in connection with fiscal 2016 compensation actions. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia did not provide any other services to us and received no compensation other than with respect to the services described above.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Considerations in Setting Executive Compensation

Our Compensation Committee is responsible for making final decisions on compensation for our executive officers. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, one or more of the following: (i) materials such as financial reports and projections, (ii) operational data, (iii) tax and accounting information, (iv) executive stock ownership information, (v) Cavium stock performance data, (vi) analyses of historical Cavium executive compensation levels and current company-wide compensation levels, (vii) trends in compensation structures and pay levels for similarly situated executives at our peer companies, (viii) an executive officer’s past performance and expected contribution to future results, (ix) our Chief Executive Officer’s recommendations based on his direct knowledge of each executive officer’s performance and contributions during the previous year as well as expected contributions in the coming year, and (x) recommendations of a compensation consultant.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation; however, in general the Compensation Committee emphasizes equity compensation over cash compensation to promote long-term strategy, growth and alignment with stockholders. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

In connection with evaluating the executive compensation for 2016, the Compensation Committee engaged Compensia in October 2015 to prepare analysis regarding executive compensation. To learn more about overall market conditions, in December 2015 and January 2016 the Compensation Committee reviewed market data compiled by Compensia regarding a peer group of companies for fiscal year 2016 which are companies that (i) we generally think we compete with for executive talent, (ii) have an established business, market presence, and complexity similar to us, and (iii) are of similar size to us as measured by revenue and market capitalization. Among our peer group for fiscal year 2016, we were at the 35th percentile with respect to revenue and at approximately the 80th percentile with respect to market capitalization in October 2015. We made the following changes to our peer group for fiscal year 2016: (a) Aruba Networks, Inc., Hittite Microwave Corporation, InvenSense,Inc., Power Integrations, Inc., Riverbed Technology, Inc., Ruckus Wireless, Inc. and Semtech Corporation were removed, and (b) Ambarella, Inc., FireEye, Inc., Infinera Corporation, MACCOM Technology Solutions Holdings, Inc., Mellanox Technologies, Ltd., Nimble Storage, Inc., Proofpoint, Inc. and Splunk Inc. were added to ensure that the updated group reflected companies of similar size, value and complexity to Cavium. Therefore, our peer group for making compensation decisions in February 2016 consisted of the following companies:

• Ambarella, Inc.	• InterDigital, Inc.	• PMC-Sierra, Inc.

• Cirrus Logic, Inc.	• MACOM Technology Solutions Holdings, Inc.	• Proofpoint, Inc.

• Cognex Corporation	• Mellanox Technologies, Ltd.	• Silicon Laboratories Inc.

• FireEye, Inc.	• Monolithic Power Systems, Inc.	• Splunk Inc.

• Guidewire Software, Inc.	• Nimble Storage, Inc.	• Tessera Technologies, Inc.

• Infinera Corporation • Integrated Device Technology, Inc.	• Palo Alto Networks, Inc.	• Ubiquiti Networks, Inc.

Cavium’s first advisory vote on the compensation of its named executive officers occurred at the annual meeting of stockholders held in June 2011. In 2011, 2012, and 2013 over 95% of the shares that were voted at our annual meetings of stockholders, counting abstentions as “against” votes, approved our say-on-pay proposals and the compensation paid to our named executive officers. At our 2014 annual meeting of stockholders, approximately 63% of the shares that were voted were cast in favor of our advisory vote on named executive officer compensation, or our say-on-pay vote. The 2014 say-on-pay vote was taken very seriously by Cavium, including our Board of Directors and our Compensation Committee. In 2014 we significantly increased our efforts to obtain feedback from our stockholders, and based on their feedback we increased the amount of performance based compensation for our CEO in 2015, 2016 and 2017.

In 2015 and 2016, over 98% of the shares that were voted at our annual meetings of stockholders, counting abstentions as “against” votes, approved our say-on-pay proposal and the compensation paid to our named executive officers.

The Compensation Committee considers the results of the advisory say-on-pay votes on the compensation of the named executive officers in determining the executive compensation program and the Compensation Committee took stockholder feedback and views into account in its decisions with respect to the 2016 compensation program. See Compensation Components – Long-Term Incentive Program – 2016 Equity Compensation for details regarding the PRSUs granted in February 2016.

Our Board of Directors and the Compensation Committee value the opinions of our stockholders. In addition to the annual say-on-pay vote, we are committed to ongoing engagement with our stockholders.

Compensation Components

As discussed below, our executive compensation program consists of the following principal components: annual base salary and long term equity incentives (granted in the form of stock options, RSUs, PRSUs, or a combination of awards).

Base Salary. Base salaries are the fixed portion of executive compensation to compensate executive officers for day-to-day job duties and retain executive officers. Generally, we believe that executive base salaries should be in the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy, which emphasizes long-term compensation. Base salaries are reviewed by our Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, internal pay equity, our compensation budget, overall compensation of the executive officer, and cost of living adjustments, as appropriate. The Compensation Committee neither bases its consideration on any single factor nor does it specifically assign relative weights to factors, but rather considers a number of factors.

The Compensation Committee performed an annual review of the named executive officer salaries for 2016 in December 2015 and January 2016. The Compensation Committee reviewed certain factors described above and the analysis provided by Compensia which indicated that the base salaries of the named executive officers were on average at or below the 35th percentile of the peer group. As a result of its review and its desire to continue to emphasize equity compensation, the Compensation Committee determined that no adjustments would be made to the base salaries of the named executive officers for fiscal 2016.

Long-Term Incentive Program. We believe that equity compensation is an essential element of our executive compensation program and therefore equity compensation is a significant portion of the total compensation for each named executive officer. Equity compensation aligns the interests of our executive officers with the interests of stockholders, and focuses our executive officers on long-term performance and stockholder return through an ownership culture. In addition, equity compensation is crucial in attracting and retaining executive officers.

In the past few years we have granted a mix of stock options and RSUs. In February 2014, 2015 and 2016, the Compensation Committee also granted PRSUs to the named executive officers which could only be earned contingent upon our achievement of rigorous revenue growth, stock price targets and relative TSR targets. PRSUs with rigorous revenue growth, stock price targets and relative TSR targets directly align executive officer compensation with company performance. Stock options motivate long-term value creation as our stock price must increase and the executive officer must stay with Cavium through the vesting dates for stock options to have meaningful value. RSUs serve as a meaningful retention tool even in periods of volatile stock prices, which we believe is necessary to retain our executive officers and to be competitive with compensation packages offered by comparable companies.

Our Compensation Committee does not apply a formula in allocating equity compensation to named executive officers as a group or to any particular named executive officer. Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the factors discussed above in Considerations in Setting Executive Compensation as well as the cash compensation received by the named executive officer and the total equity compensation to be granted to all employees during the year. Our Compensation Committee also considers each named executive officer’s unvested equity compensation, as we believe the vesting of stock options, RSUs and PRSUs over time is important to the future performance and retention of our named executive officers and Cavium.

In the past, our practice has been to review structure and amount of potential equity awards to our named executive officers in the beginning of the fiscal year. Our Compensation Committee does not time the grant of our equity awards with any favorable or unfavorable news released by us and the proximity of the grant of any awards to an earnings announcement or other market event is coincidental. The exercise price of options is set at the closing price of our common stock on the date of grant.

2016 Equity Compensation

The Compensation Committee performed an annual review of the named executive officer equity compensation for 2016 in December 2015 and January 2016. The Compensation Committee reviewed the analysis provided by Compensia that provided market-based grant date fair values of annual equity awards for similar executives at Cavium’s peer group companies.

The Compensation Committee’s primary objective has been to ensure that equity compensation comprises a significant portion of each named executive officer’s total compensation in order to align interests of the named executive officers with stockholders and focus the named executive officers on long-term performance and stockholder returns. Accordingly, in February 2016, the Compensation Committee granted equity awards in the form of stock options, RSUs and PRSUs to Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio in the share amounts set forth in the following table:

	Stock Options	RSUs	PRSUs (Target)
Syed B. Ali	55,607	34,804	78,075
M. Raghib Hussain	36,181	40,762	13,587
Arthur D. Chadwick	21,900	24,673	8,224
Anil K. Jain	19,311	21,756	7,252
Vincent P. Pangrazio	15,365	17,310	5,770

2016 PRSUs with One Year Revenue Targets

In February 2016 the Compensation Committee granted PRSUs to each of Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio that could only be earned upon our achievement of certain GAAP revenue growth levels for 2016. The Compensation Committee believes that revenue growth is a key driver of short- and long-term value creation for our stockholders and therefore PRSUs with revenue growth targets further link executive compensation with the interests of stockholders. In addition, using GAAP revenue growth targets for the PRSUs helps to simplify the plan design and provide greater clarity to participants and stockholders. For the 2016 PRSUs, a threshold level of revenue growth (as detailed below) had to be achieved before any PRSUs would be earned and the number of shares possibly earned was capped at the maximum amount of shares (as detailed below).

For the 2016 PRSUs with revenue growth targets the Compensation Committee set the revenue targets at the time of grant. In setting the threshold, target and maximum revenue targets the Compensation Committee considered our then-current annual operating plan for fiscal year 2016 as well as our industry at the time and set the revenue target to promote strong growth and increased market share in light of expected industry trends and expected revenue growth of our peers. If earned, and upon certification of achievement by the Compensation Committee, all of the shares subject to the PRSU would vest on January 31, 2017.

For purposes of the 2016 PRSUs with one year revenue growth targets, in January 2017, the Compensation Committee certified that Cavium achieved GAAP revenue growth of 46% over 2015 GAAP revenue. As a result, the maximum number of the PRSUs held by Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio vested on January 31, 2017.

Named Executive Officers	Threshold (Payout = 40% of Target)	Target	Maximum (Payout = 160% of Target)	Actual Number of Shares Earned
	At or Exceed 8% GAAP Revenue Growth over 2015 GAAP Revenue	At or Exceed 12% GAAP Revenue Growth over 2015 GAAP Revenue	At or Exceed 18% GAAP Revenue Growth over 2015 GAAP Revenue
Syed B. Ali	5,569	13,922	22,275	22,275
M. Raghib Hussain	5,435	13,587	21,739	21,739
Arthur D. Chadwick	3,290	8,224	13,158	13,158
Anil K. Jain	2,901	7,252	11,603	11,603
Vincent P. Pangrazio	2,308	5,770	9,232	9,232

2015 PRSU with Two Year Revenue Target

In February 2015 the Compensation Committee granted Mr. Ali a PRSU that could be earned based on achievement of a two-year revenue growth target. For purposes of the 2015 PRSU with a two year revenue target, in January 2017, the Compensation Committee certified that Cavium achieved GAAP revenue growth of 62% over 2014 GAAP revenue. As a result, the maximum number of the PRSUs held by Mr. Ali, 23,862 shares, vested on January 31, 2017 and 2/3 of the vested shares were delivered on January 31, 2017, and an additional 1/3 of the vested shares will be delivered on January 31, 2018, subject to Mr. Ali’s continuous service through such date.

	Threshold (Payout = 50% of Target)	Target	Maximum (Payout = 200% of Target)	Actual Number of Shares Earned
	At or Exceed 32% GAAP Revenue Growth over 2014 GAAP Revenue	At or Exceed 38% GAAP Revenue Growth over 2014 GAAP Revenue	At or Exceed 44% GAAP Revenue Growth over 2014 GAAP Revenue
Syed B. Ali	5,966	11,931	23,862	23,862

2016 Relative TSR PRSU

In February 2016 the Compensation Committee also granted Mr. Ali a PRSU that could be earned based on the relative performance of our TSR compared to that of the Philadelphia Semiconductor Index over a three year period. The Compensation Committee believes that PRSUs with relative TSR performance metrics further link executive compensation with the interests of stockholders. Relative TSR performance as compared to the Philadelphia Semiconductor Index provides direct comparison of our stock price performance against an index that the Compensation Committee believes represents a broader capital market with which we compete. Further, relative TSR is both objectively determinable and readily available. The Compensation Committee set the relative TSR performance scale and related payout scale at the time of grant after considering the factors discussed above. The number of shares that could be earned ranges from none to 200% of the target shares based on how our TSR compares to that of the Philadelphia Semiconductor Index over the three year period. Even if our TSR significantly outperforms that of the Philadelphia Semiconductor Index over the three year period, if our TSR is negative over the three year period the total number of shares that could be earned is capped at 100% of target shares. If earned, and upon certification of achievement by the Compensation Committee, the shares subject to the PRSU would vest on February 12, 2019.

Total 2016 PRSUs granted to Mr. Ali

Target Shares	Target Measurement	Percent of Total 2016 Equity Compensation Granted to Mr. Ali*	Amount Earned in 2016
13,922	2016 GAAP Revenue Growth	10%	22,275

64,153	TSR relative to the Philadelphia Semiconductor Index over a three year period	49%	0

*	Presented on a target grant date fair value basis.

2017 Compensation

The Compensation Committee considered the stockholder feedback we received from stockholders as well as the 2016 say-on-pay vote of the stockholders in making compensation decisions for the named executive officers in February 2017. The Compensation Committee increased the salaries of the named executive officers for the first time since 2013 such that the salaries for Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio are $500,000, $450,000, $375,000, $375,000 and $285,000, respectively, effective January 2017. In addition, to maintain a rigorous performance-based long-term incentive program for our Chief Executive Officer, the Compensation Committee granted Mr. Ali two PRSUs: (i) the first PRSU has a one-year non-GAAP earnings per share target tied to our performance in fiscal year 2017 and if earned, and upon certification of achievement by the Compensation Committee, half of the shares subject to the PRSU would vest on January 31, 2018 and half of the shares subject to the PRSU would vest on January 31, 2019 and (ii) the second PRSU may be earned after three years based on the performance of Cavium TSR relative to the S&P Semiconductor Select Industry Index and if earned, and upon certification of achievement by the Compensation Committee, all of the shares subject to the PRSU would vest on February 12, 2020. The PRSUs granted to Mr. Ali in February 2017 accounted for more than 50% of Mr. Ali’s total 2017 annual equity awards on a target grant date fair value basis. The PRSUs that the Compensation Committee granted to Messrs. Hussain, Chadwick, Jain and Pangrazio in February 2017 can only be earned based upon achievement of a one-year non-GAAP earnings per share target. If earned, and upon certification of achievement by the Compensation Committee, half of the shares subject to the PRSU would vest on January 31, 2018 and half of the shares subject to the PRSU would vest on January 31, 2019.

Other Compensation Practices

Stock ownership guidelines. We have established stock ownership guidelines for our executive officers and directors to better align our executive officers’ and directors’ interests with our stockholders’ interests by promoting share ownership. The ownership guidelines are based on a multiple of annual base salary or annual cash retainer. The required ownership levels under our stock ownership guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Annual Cash Salary
Other Executive Officers	1x Annual Cash Salary
Non-Employee Director	5x Annual Cash Retainer

For purposes of determining ownership under these guidelines we include shares of common stock actually owned and vested deferred stock units as well as the net exercise or “spread” value of vested stock options, however, unvested RSUs, PRSUs or stock options are not included. Directors and executive officers are required to meet these guidelines within three years of becoming a director or executive officer. As of December 31, 2016, all of the named executive officers and directors met the stock ownership guidelines.

Prohibition against pledging and hedging. We prohibit our executive officers, directors and other insiders from pledging Cavium stock and any type of hedging transaction involving Cavium stock without prior approval from our Nominating and Corporate Governance Committee.

No perquisites. Our executive officers do not receive any perquisites or personal benefits that are not available to all Cavium employees on the same terms and conditions.

Broad based benefits. All of our full-time employees in the United States, including our named executive officers, may participate in our health programs, which include medical, dental and vision care coverage, and our 401(k) and life insurance programs.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee has reviewed our compensation programs for our employees and believes that our compensation programs are structured in a manner that does not create risks that are reasonably likely to have a material adverse effect on Cavium. The Compensation Committee considered, among other factors, the allocation of compensation among base salary and long term equity, our performance targets, and our executive stock ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, or the Code, limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The 2016 Equity Incentive Plan permits the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, however the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible. The Compensation Committee has not established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.”

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2016, 2015, and 2014 compensation awarded to, paid to or earned by Cavium’s named executive officers:

SUMMARY COMPENSATION TABLE FOR FISCAL 2016

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Syed B. Ali,	2016	375,000	5,631,718	1,037,077	23,608	7,067,403
President and Chief Executive Officer	2015	375,000	4,248,024	766,571	20,779	5,410,374
	2014	375,000	3,593,850	1,149,720	19,513	5,138,083

M. Raghib Hussain,	2016	307,083	2,656,580	674,780	20,865	3,659,308
Chief Operating Officer(3)

Arthur D. Chadwick,	2016	291,923	1,608,006	408,438	24,180	2,332,547
Vice President of Finance and Administration, Chief Financial Officer	2015	290,769	1,199,998	180,298	20,187	1,691,252
	2014	300,000	1,123,551	158,087	17,025	1,598,663

Anil K. Jain,	2016	240,000	1,417,912	360,153	16,751	2,034,816
Corporate Vice President, IC Engineering	2015	300,000	1,050,014	157,773	14,460	1,522,247
	2014	300,000	1,123,551	158,087	12,903	1,594,541

Vincent P. Pangrazio	2016	285,000	1,128,151	286,559	21,225	1,720,935
Senior Vice President, General Counsel and Secretary	2015	285,000	825,038	123,961	19,334	1,253,333
	2014	285,000	853,067	93,415	18,364	1,249,846

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the named executive officer. The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity granted during the fiscal years ended December 31, 2016, 2015, and 2014. For the PRSUs, the grant date fair value was calculated based on the probable outcome of the performance conditions and target number of shares, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures. The fair value for the maximum number of shares available for the PRSUs was $7,588,784, $1,062,603, $643,163, $567,155 and $451,261 for Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio, respectively. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017.
(2)	The amounts shown include matching contributions to Cavium’s 401(k) Plan, health insurance premiums paid by Cavium and premiums paid by Cavium for and imputed income from term life insurance coverage, each of which we provide to all of our employees.
(3)	Mr. Hussain was appointed Chief Operating Officer on July 22, 2016, and was not a named executive officer in fiscal year 2015 or 2014.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2016, certain information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum
Syed B. Ali	2/11/2016				—	55,607	48.88	1,037,077
	2/11/2016				34,804	—	—	1,701,220
	2/11/2016	5,569	13,922	22,275				680,508
	2/11/2016	—	64,153	128,306				3,249,991
M. Raghib Hussain	2/11/2016				—	36,181	48.88	674,780
	2/11/2016				40,762	—	—	1,992,447
	2/11/2016	5,435	13,587	21,739				664,133
Arthur D. Chadwick	2/11/2016				—	21,900	48.88	408,438
	2/11/2016				24,673	—	—	1,206,017
	2/11/2016	3,290	8,224	13,158				401,990
Anil K. Jain	2/11/2016				—	19,311	48.88	360,153
	2/11/2016				21,756	—	—	1,063,434
	2/11/2016	2,901	7,252	11,603				354,478
Vincent P. Pangrazio	2/11/2016				—	15,365	48.88	286,559
	2/11/2016				17,310	—	—	846,113
	2/11/2016	2,308	5,770	9,232				282,038

(1)	Represents the range of possible shares able to be earned with respect to the PRSUs granted to our named executive officers, which are described further in the section titled Compensation Discussion and Analysis above.
(2)	Represents RSUs granted to our named executive officers pursuant to Cavium’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End table below.
(3)	Represents stock options granted to our named executive officers pursuant to Cavium’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End table below.
(4)	Represents the grant date fair value of the stock option award, RSUs and PRSUs as determined in accordance with FASB ASC Topic 718. For the PRSUs, the grant date fair value was calculated based on the probable outcome of the performance conditions and target number of shares, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 65% of his or her pre-tax compensation, up to the statutory limit, which was $18,000 for calendar year 2016. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2016 could be up to an additional $6,000 above the statutory limit.

Under the 401(k) plan, each participant is fully vested in all contributions. In 2014, 2015, and 2016 we made matching contributions equal to 50% of the employee contribution up to a maximum annual matching amount of $2,000. Participant contributions are held and invested by the plan’s trustee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END.

The following table shows for the fiscal year ended December 31, 2016, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Syed B. Ali	0	(2)	55,607	48.88	2/11/2023
	14,879	(2)	17,587	62.86	2/16/2022
	56,666	(1)	23,334	37.83	2/7/2021
	93,750	(1)	6,250	37.63	3/22/2020
	125,000	(1)	0	35.73	2/24/2019
	125,000	(1)	0	37.22	3/10/2018
						34,804	(4)	2,173,162
						14,913	(5)	931,168
						35,000	(6)	2,185,400
						18,750	(7)	1,170,750
									5,569	(9)	347,730
									64,153	(10)	4,005,714
									5,966	(11)	372,517
									15,395	(12)	961,264
M. Raghib Hussain	0	(2)	36,181	48.88	2/11/2023
	5,905	(2)	6,981	62.86	2/16/2022
	17,708	(1)	7,292	37.83	2/7/2021
	28,125	(1)	1,875	37.63	3/22/2020
	37,500	(1)	0	24.16	1/6/2017
						40,762	(4)	2,545,180
						19,329	(5)	1,206,903
						16,500	(6)	1,030,260
						7,500	(7)	468,300
									5,435	(9)	339,362

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Arthur D. Chadwick	0	(2)	21,900	48.88	2/11/2023
	3,499	(2)	4,137	62.86	2/16/2022
	7,791	(1)	3,209	37.83	2/7/2021
	20,625	(1)	1,375	37.63	3/22/2020
	30,000	(1)	0	35.73	2/24/2019
	30,000	(1)	0	37.22	3/10/2018
						24,673	(4)	1,540,583
						11,454	(5)	715,188
						12,100	(6)	755,524
						5,500	(7)	343,420
									3,290	(9)	205,428
Anil K. Jain	0	(2)	19,311	48.88	2/11/2023
	3,062	(2)	3,620	62.86	2/16/2022
	5,271	(1)	3,209	37.83	2/7/2021
	10,543	(1)	1,375	37.63	3/22/2020
	7,584	(1)	0	35.73	2/24/2019
	1,168	(1)	0	37.22	3/10/2018
						21,756	(4)	1,358,445
						10,022	(5)	625,774
						12,100	(6)	755,524
						5,500	(7)	343,420
									2,901	(9)	181,139
Vincent P. Pangrazio	0	(2)	15,365	48.88	2/11/2023
	2,405	(2)	2,845	62.86	2/16/2022
	4,604	(1)	1,896	37.83	2/7/2021
	12,187	(1)	813	37.63	3/22/2020
	15,000	(1)	0	35.73	2/24/2019
	45,000	(1)	0	37.22	3/10/2018
						17,310	(4)	1,080,837
						7,875	(5)	491,715
						3,750	(5)	234,150
						7,150	(8)	446,446
						813	(8)	50,764
									2,308	(9)	144,112

(1)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.
(2)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on the first anniversary of the grant date and 1/48th of the shares subject to the stock option vest monthly thereafter.

(3)	Amount reflects the number of shares multiplied by the closing price of Cavium’s common stock on December 30, 2016.
(4)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2017, 2018, 2019 and 2020.
(5)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2016, 2017, 2018 and 2019.
(6)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2015, 2016, 2017 and 2018.
(7)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2014, 2015, 2016 and 2017.
(8)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 1/16th of the shares on the 30th day of the first month of each quarter.
(9)	These amounts represent the threshold number of shares that could be earned under the 2016 one year revenue PRSUs. The awards shall fully vest as of January 31, 2017 if earned and upon certification of the performance condition by the Compensation Committee.
(10)	This represents the target number of shares that could be earned under the 2016 relative TSR PRSU. The award shall fully vest as of February 11, 2019 if earned and upon certification of the performance condition by the Compensation Committee.
(11)	This amount represents the threshold number of shares that could be earned under the 2015 two year revenue PRSU. The award shall fully vest as of January 31, 2017 if earned and upon certification of the performance condition by the Compensation Committee, and 2/3 of any shares which vest will be delivered on January 31, 2017 and 1/3 of any shares which vest will be delivered on January 31, 2018.
(12)

This amount represents the target number of shares that could be earned under the PRSU. The award shall fully vest for the target number of shares if the Company’s stock price closes on the Nasdaq Stock Market at or above $78.58 for any 30-day average within four years of the date of grant. An additional 15,395 shares shall fully vest if the Company’s stock price closes on the Nasdaq Stock Market at or above $94.29 for any 30-day average within four years of the date of grant. 1/4 of the award shall vest as of January 31, 2016 if earned and 1/4 of any shares which vest will be delivered on January 31, 2017, 2018 and 2019. If the stock price contingent criteria is achieved following any scheduled January 31st vesting date (but on or prior to February 16, 2019) then (i) no shares will vest on any scheduled January 31st vesting date prior to such achievement date, (ii) the shares which would have vested on each scheduled January 31st vesting date prior to such achievement date will vest within ten days following such achievement date, and (iii) 1/4th of the applicable amount of shares will vest on January 31st of each year thereafter (up to and including January 31, 2019).

Certain of the options and restricted stock unit awards awarded to each of our named executive officers will vest on an accelerated basis upon certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Employee Agreements and Potential Payments Upon Termination or Change in Control.”

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2016, certain information regarding option exercises and stock vested during the fiscal year with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Syed B. Ali	800,000	(3)	34,121,547	53,722	3,103,520
M. Raghib Hussain	30,442		1,443,256	23,943	1,383,188
Arthur D. Chadwick	—		—	19,118	1,104,447
Anil K. Jain	—		—	17,891	1,033,563
Vincent P. Pangrazio	—		—	11,638	655,411

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the fair market value of our common stock as reported by NASDAQ on the date of exercise multiplied by the number of shares acquired on exercise. The value realized was determined without considering any taxes that may have been owed.
(2)	The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.
(3)	Includes the exercise of 300,000 options that would have expired in February 2016 if not exercised, 350,000 options that would have expired in March 2016 if not exercised, and 150,000 options that would have expired in January 2017 if not exercised.

We do not currently maintain a qualified or non-qualified defined benefit plan, nor do we currently maintain nonqualified defined contribution plans or other deferred compensation plans.

EMPLOYEE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries set forth the employment agreements and potential payments payable to our named executive officers upon termination of employment or a change in control under their current employment agreements and our other compensation programs.

We believe that the severance benefits we provide for our named executive officers are appropriate and provide us with greater flexibility to make changes in our executive management if the changes are in the stockholders’ best interests. This flexibility is provided by already having in place certain mutually agreed upon severance packages so that parties are aware of and have agreed upon the payments that would occur upon various termination events. In addition to the potential payments set forth below, each of the named executive officers, as employees, may be entitled to certain benefits under the 2007 Equity Incentive Plan and 2016 Equity Incentive Plan relating to a change in control or other corporate transaction.

Syed B. Ali. In January 2001, we entered into an employment agreement with Mr. Ali, our President and Chief Executive Officer. In December 2008, we entered into an amendment to the employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Ali’s agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Ali. If we terminate Mr. Ali’s employment without cause (as defined in his employment agreement) or Mr. Ali is constructively terminated (as defined in his employment agreement), and Mr. Ali executes a release of claims against Cavium, Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of 12 months and reimbursement for health care continuation coverage for the same period. If, during that 12-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000 in the aggregate) and his health care continuation reimbursements will cease if he has been provided with substantially similar coverage. For a period of 18 months after his termination of employment, Mr. Ali will be subject to certain restrictions on competition with Cavium and on the solicitation of employees, customers and clients. Mr. Ali is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

M. Raghib Hussain. In July 2016, we entered into an amended and restated offer letter with Mr. Hussain, our Chief Operating Officer. Mr. Hussain’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Hussain. If we terminate Mr. Hussain’s employment without cause (as defined in his offer letter) or Mr. Hussain resigns for good reason (as defined in his offer letter), he is entitled to receive 12 months of his base salary in a lump sum and 12 months of COBRA premiums. If during that 12 month period Mr. Hussain obtains health benefits from a new employer, his COBRA premiums will cease. Mr. Hussain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Arthur D. Chadwick. In December 2004, we entered into an employment offer letter with Mr. Chadwick, our Vice President of Finance & Administration and Chief Financial Officer. Mr. Chadwick’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Chadwick. If we terminate Mr. Chadwick’s employment without cause (as defined in his offer letter) or Mr. Chadwick resigns for good reason (as defined in his offer letter), one half of his unvested Cavium stock and stock options will become vested. Additionally, Mr. Chadwick’s unvested Cavium stock and stock options will fully vest if we terminate Mr. Chadwick’s employment or Mr. Chadwick resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Chadwick has agreed to assist Cavium with the transition following a change in control for up to six months. Mr. Chadwick is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Anil K. Jain. In January 2001, we entered into an employment offer letter with Mr. Jain, our Vice President of IC Engineering. In December 2008, we entered into an amendment to the employment offer letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Jain’s offer letter provides that Mr. Jain is an at-will employee and his employment may be terminated at any time by us or Mr. Jain. If we terminate Mr. Jain’s employment for any reason, Mr. Jain is entitled to receive his salary as well as benefits for three months after termination. Mr. Jain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Vincent P. Pangrazio. In February 2011, we entered into an employment offer letter with Mr. Pangrazio, our Senior Vice President and General Counsel. Mr. Pangrazio’s offer letter provides that Mr. Pangrazio is an at-will employee and his employment may be terminated at any time by us or Mr. Pangrazio. If we terminate Mr. Pangrazio’s employment without cause (as defined in his offer letter) or Mr. Pangrazio resigns for good reason (as defined in his offer letter), two thirds of his unvested Cavium stock and stock options will become vested and Mr. Pangrazio will receive in a lump sum six months of his base salary, half of his target cash bonus if applicable and six months of COBRA premiums. If, during that six-month period, Mr. Pangrazio obtains health benefits comparable to the COBRA benefits from a new employer, his COBRA premiums will cease. Additionally, Mr. Pangrazio’s unvested Cavium stock and stock options will fully vest if we terminate Mr. Pangrazio’s employment or Mr. Pangrazio resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Pangrazio is not offered a similar position of responsibility within the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Pangrazio has agreed to assist Cavium with the transition following a change in control for up to three months. Mr. Pangrazio is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

In March 2013, February 2014, February 2015 and February 2016, the Compensation Committee granted equity incentive plan awards to its named executive officers. In the event there is a change in control (as defined in the stock option agreements), 100% of each of the option grants and restricted stock unit awards granted to Messrs. Ali, Hussain, Chadwick, Jain, and Pangrazio in March 2013 and February 2014 will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 12 months following the change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 12 months following the change in control. In the event there is a change in control (as defined in the stock option agreements), 100% of each of the option grants and restricted stock unit awards granted to Messrs. Ali, Hussain, Chadwick, Jain, and Pangrazio in February 2015 and February 2016 will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 3 months prior to or 12 months following the change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 3 months prior to or 12 months following the change in control.

In February 2016, the Compensation Committee granted PRSUs to the named executive officers. In the event there is a change in control (as defined in the stock award agreements) prior to January 31, 2017, all of the target shares for Messrs. Ali, Hussain, Chadwick, Jain and Pangrazio shall vest and be delivered on January 31, 2017 subject to their continuous service through that date. In the event there is a change in control (as defined in the stock award agreements) prior to January 31, 2017 and: (i) the employee is terminated by Cavium without cause (as defined in the stock award agreements) prior to January 31, 2017, or (ii) the employee resigns for good reason (as defined in the stock award agreements) prior to January 31, 2017, then the target shares shall be delivered on the date of such termination or resignation.

For Mr. Ali’s 2016 PRSU with a relative TSR target, in the event there is a change of control (as defined in the stock award agreement) on or prior to February 11, 2019, then the performance period will be deemed to end upon the consummation of the change of control. A pro rata portion of the shares subject to the PRSU shall immediately vest upon such change of control. The remaining unvested shares will vest in equal annual installments in the performance period. If following such change of control and on or prior to February 12, 2019 either (i) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the stock award agreement) or (ii) Mr. Ali resigns for good reason (as defined in the stock award agreement), then any remaining unvested shares will vest on the date of such termination or resignation.

For Mr. Ali’s 2015 PRSU with a two year revenue target, in the event there is a change of control (as defined in the stock option agreement) on or prior to January 31, 2017, then 2/3 of the target shares will be delivered on January 31, 2017, and an additional 1/3 of the target shares will be delivered on January 31, 2018, subject to Mr. Ali’s continuous service through such date. If following such change of control and on or prior to January 31, 2018 either (i) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the stock award agreement) or (ii) Mr. Ali resigns for good reason (as defined in the stock award agreement), then the target shares (less any shares previously delivered) will be delivered on the date of such termination or resignation.

For Mr. Ali’s 2015 PRSU with a stock price contingent target, in the event there is a change of control (as defined in the stock option agreement) on or prior to January 31, 2019 and (i) neither of the stock price contingent criteria are achieved prior to such change of control, and (ii) following such change of control (but in any case on or prior to January 31, 2019), either (x) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the stock option agreement) or (y) Mr. Ali resigns for good reason (as defined in the stock option agreement), then a number of shares equal to the target shares will vest on the date of such termination or resignation.

The amount of potential compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the table below and assumes that the event occurred on December 30, 2016, the last business day of Cavium’s last fiscal year.

Named Executive Officer	Termination or Change in Control Event	Cash Severance Payment ($)	Continuation of Medical Benefits($)	Acceleration of Vesting of Stock Options ($)(1)	Acceleration of Vesting of Stock Awards ($)(1)	Total Termination Benefits ($)
Syed B. Ali(2)	Termination without cause or constructive termination, no change in control	174,996	25,952	—	—	200,948
	Termination without cause or resignation for good reason within 12 months following a change in control	174,996	25,952	1,483,344	9,036,005	10,720,297
	Termination without cause or resignation for good reason within 3 months prior to a change in control	174,996	25,952	754,031	3,104,330	4,059,309

M. Raghib Hussain(3)	Termination without cause or resignation for good reason, no change in control	300,000	25,952	—	—	325,952

	Termination without cause or resignation for good reason within 12 months following a change in control	300,000	25,952	716,590	6,099,014	7,141,556

	Termination without cause or resignation for good reason within 3 months prior a change in control	300,000	25,952	490,615	3,752,082	4,568,649

Arthur D. Chadwick	Termination without cause or resignation for good reason, no change in control	—	—	205,026	1,934,111	2,139,137
	Termination or resignation for good reason within 3 months prior to or 12 months following a change in control or not offered position of CFO within 3 months following the change in control	—	—	410,052	3,868,221	4,278,273

Anil K. Jain	Termination for any reason, no change in control	75,000	4,875	—	—	79,875

	Termination without cause or resignation for good reason within 12 months following a change in control	75,000	4,875	374,945	3,535,978	3,990,798

	Termination without cause or resignation for good reason within 3 months prior a change in control	75,000	4,875	261,857	1,984,219	2,325,951

Named Executive Officer	Termination or Change in Control Event	Cash Severance Payment ($)	Continuation of Medical Benefits($)	Acceleration of Vesting of Stock Options ($)(1)	Acceleration of Vesting of Stock Awards ($)(1)	Total Termination Benefits ($)
Vincent P. Pangrazio(4)	Termination without cause or resignation for good reason, no change in control	142,500	12,976	183,454	1,776,127	2,115,057
	Termination or resignation for good reason within 3 months prior to or 12 months following a change in control or if not offered a similar position of responsibility with the surviving entity within 3 months following the change in control	142,500	12,976	275,181	2,664,190	3,094,847

(1)	The value of stock option and stock award vesting acceleration is based on the closing stock price of $62.44 per share for our common stock as reported on The NASDAQ Global Market on December 30, 2016 and, with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.
(2)	If, during the 12-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he is provided with substantially similar coverage.
(3)	If, during that 12 month period, Mr. Hussain obtains health benefits comparable to the COBRA benefits from a new employer, his COBRA premiums will cease.
(4)	If, during that six-month period, Mr. Pangrazio obtains health benefits comparable to the COBRA benefits from a new employer, his COBRA premiums will cease.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2016 certain information with respect to the compensation of all non-employee directors of Cavium. Mr. Syed Ali, our one employee director, did not receive any cash compensation for his services as a member of our Board of Directors in 2016.

DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brad W. Buss(2)	57,292	224,640	281,932
Edward H. Frank(3)	52,709	224,640	277,349
Sanjay Mehrotra(4)	57,500	249,984	307,484
Madhav Rajan(5)	77,500	249,984	327,484
C.N. Reddy(6)	67,500	249,984	317,484
Anthony S. Thornley(7)	97,500	249,984	347,484

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended December 31, 2016. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017.

(2)	As of December 31, 2016, Mr. Buss held 5,200 unvested restricted stock units.
(3)	As of December 31, 2016, Dr. Frank held 5,200 unvested restricted stock units.
(4)	As of December 31, 2016, Mr. Mehrotra held unexercised options to purchase 52,000 shares and 5,208 unvested restricted stock units.
(5)	As of December 31, 2016, Mr. Rajan held unexercised options to purchase 31,000 shares and 7,708 unvested restricted stock units.
(6)	As of December 31, 2016, Mr. Reddy held unexercised options to purchase 39,500 shares and 5,208 unvested restricted stock units.
(7)	As of December 31, 2016, Mr. Thornley held unexercised options to purchase 52,000 shares and 5,208 unvested restricted stock units.

Our Board of Directors believes that a combination of cash and equity is the best way to attract and retain non-employee directors with the background, experience and skills necessary for a company such as ours. The Board works with Compensia, its independent compensation consultant, to design and update the non-employee director compensation program to keep our compensation levels and structures competitive. In making decisions regarding non-employee director compensation, our Board periodically considers data provided by Compensia about non-employee director compensation at the companies in our compensation peer group (the composition of our compensation peer group is described above in our Compensation Discussion and Analysis). In February 2016, Compensia provided the Board with an analysis of our director compensation program compared to the competitive market. At such time, our Board reviewed the total compensation opportunity for non-employee directors individually and in the aggregate in light of our desire to retain our board members, attract potential new directors and provide competitive consideration for the directors’ services. As a result of the review, the Board of Directors approved a new non-employee director compensation policy, or the director policy, in April 2016.

The cash compensation to be paid annually pursuant to the director policy is as follows: $45,000 per year for service on the Board of Directors, plus an additional $17,500 per year for the lead director; $10,000 per year for service on the audit committee, plus an additional $15,000 per year for the chairperson; $7,500 per year for service on the compensation committee, plus an additional $10,000 for the chairperson; and $5,000 per year for service on the nominating and corporate governance committee, plus an additional $5,000 for the chairperson. This cash compensation is paid on, or soon after, the date of our annual meeting of stockholders each year and is paid for the director’s service for the twelve months following the annual meeting of stockholders.

In addition, the director policy provides that each individual who is first elected or appointed as a non-employee director of the Board of Directors will automatically be granted a restricted stock unit award covering shares of common stock with an aggregate fair market value of $250,000 on the date of grant on the date of his or her initial election or appointment to be a director. If an individual is appointed for the first time to be a non-employee director of the Board of Directors other than at an annual meeting of stockholders, such individual’s initial grant will be pro-rated for the number of days remaining until the next anticipated annual meeting of stockholders.

The director policy also provides that on the date of each annual meeting of stockholders, each individual who is then a non-employee director of the Board of Directors and will be continuing as a non-employee director following the date of such annual meeting (other than any individual receiving an initial grant on the date of such annual meeting) will automatically be granted a restricted stock unit award covering shares of common stock with an aggregate fair market value of $250,000 on the date of grant.

All of the shares subject to the initial and annual grants vest on April 30th in the year following the year of the date of grant. The initial and annual grants may accelerate in the event the non-employee directors’ service terminates in connection with a change in control as the term is defined in the director policy.

Our intention is to make annual grants to all non-employee directors, other than Mr. Reddy who will not be continuing as a non-employee director following the date of the annual meeting, at the 2017 Annual Meeting of Stockholders. We make the grants because we believe that long-term performance from our non-employee directors should be encouraged and rewarded through a culture of stock ownership. Therefore, our long-term equity incentive compensation for non-employee directors is currently in the form of restricted stock unit awards. The 2007 Equity Incentive Plan and 2016 Equity Incentive Plan were established to provide our employees, named executive officers, and our non-employee directors with equity incentives to help align their incentives with the interests of our stockholders.

TRANSACTIONS WITH RELATED PERSONS

CODE OF CONDUCT POLICY AND PROCEDURES

Cavium has a written Code of Conduct, or Code of Conduct, that sets forth Cavium’s policies and procedures regarding the identification, review, consideration and approval or ratification of related person transactions with employees, directors and consultants. Pursuant to our written Code of Conduct, our executive officers and directors are not permitted to enter into such related person transactions without the approval of either our Audit Committee or our Board of Directors. Our Audit Committee and/or Board of Directors shall approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, which our Audit Committee or Board of Directors determines in the good faith exercise of its discretion. Our Code of Conduct also prohibits employees from entering into transactions that are a “conflict of interest,” such as those in which a person’s private interest interferes in any way with Cavium’s interests, without the approval of our designated compliance officer.

CERTAIN RELATED-PERSON TRANSACTIONS

Cavium has entered into indemnity agreements with certain officers and directors which provide, among other things, that Cavium will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Cavium, and otherwise to the fullest extent permitted under Delaware law and Cavium’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cavium, Inc. stockholders will be “householding” Cavium’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to Corporate Secretary, Cavium, Inc., 2315 N. First Street, San Jose, California 95131. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Vincent P. Pangrazio

VINCENT P. PANGRAZIO

Secretary

April 27, 2017

A copy of Cavium’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Cavium, Inc., 2315 N. First Street, San Jose, California 95131.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 19, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CAVIUM,INC. 2315 N. FIRST STREET SAN JOSE, CA 95131 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 19, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Edward H. Frank The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Cavium, Inc. for its 0 0 0 fiscal year ending December 31, 2017 3 To approve, on an advisory basis, the compensation of Cavium, Inc.‘s named executive officers 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation 0 0 0 0 of Cavium, Inc.‘s named executive officers NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000335742_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com CAVIUM, INC. Annual Meeting of Stockholders June 20, 2017 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Syed B. Ali, Arthur D. Chadwick and Vincent P. Pangrazio, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of CAVIUM, INC. COMMON STOCK that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of CAVIUM, INC. to be held at 10:00 AM, PDT on June 20, 2017 at CAVIUM, INC., 2315 N. First Street, San Jose, CA 95131, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000335742_2 R1.0.1.15